Exhibit 10.2

COMPASS MINERALS INTERNATIONAL, INC. 2020 INCENTIVE AWARD PLAN

[2020] NON-EMPLOYEE DIRECTOR AWARD GRANT NOTICE

DEFERRED STOCK UNITS

Name of Non-Employee Director: _____________

This Non-Employee Director Award Grant Notice (this “Grant Notice”), dated [_________] (the “Notification Date”) evidences the grant by Compass Minerals International, Inc., a Delaware corporation (the “Company”), of Deferred Stock Units to the above-referenced “Director” pursuant to the Compass Minerals International, Inc. 2020 Incentive Award Plan, as may be amended from time to time (the “Plan”), and the Company’s Non-Employee Director Compensation Policy (the “Policy”). By accepting this award, Director agrees to be bound in accordance with the provisions of the Plan and the Policy, the terms and conditions of which are hereby incorporated in this Grant Notice by reference. This Grant Notice will constitute an “Award Agreement” under the terms of the Plan. Capitalized terms not defined herein have the meanings assigned to them in the Policy.
1.Number of Shares. The number of Deferred Stock Units subject to this Grant Notice will be determined pursuant to the Policy. For [calendar year 2020], based on the Annual Equity Award Value, as determined by the Board of Directors of the Company (the “Board”), and the elections made by Director pursuant to the Policy, Director will be granted the number of Deferred Stock Units with an Annual Equity Award Value of $[__________], to be awarded at such times as set forth in, and in accordance with the terms of, the Policy, including without limitation any terms regarding prorated payments for partial service.

2.Vesting and Issuance.
a.All Deferred Stock Units granted hereunder will [be immediately vested on the date of grant]1[vest on the earlier of (i) the day immediately preceding the date of the first annual meeting of the Company’s stockholders that occurs during or following [2020] (an “Annual Meeting”) following the date of grant that is at least 50 weeks from the date of grant and (ii) the first anniversary of the date of grant, subject to the Director continuing in service on the Board through the applicable vesting date.]2
b.[All Deferred Stock Units granted hereunder will also be subject to the additional terms set forth in the Policy, including, without limitation, Section C(4)(a)(iv).]3[All Deferred Stock Units granted hereunder will also be subject to the additional terms set forth in the Policy, including, without limitation, Section C(4)(c).]4

3.Permitted Transfers. The rights under this Grant Notice may not be assigned, transferred or otherwise disposed of except by will or the laws of descent and distribution and may be exercised during the lifetime of Director only by Director. Upon any attempt to assign, transfer or otherwise dispose of this Grant Notice, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this Grant Notice and the rights and privileges conferred hereby immediately will become null and void.
1 Applicable for DSUs issued as cash compensation.

2 Applicable for DSUs issued as equity compensation.

3 Applicable for DSUs issued as cash compensation.

4 Application for DSUs issued as equity compensation.

4.Changes in Circumstances. It is expressly understood and agreed that Director assumes all risks incident to any change hereafter in the applicable laws or regulations or incident to any change in the value of the Deferred Stock Units after the date hereof.

5.Conflict between Plan and this Grant Notice or the Policy and this Grant Notice. In the event of a conflict between this Grant Notice and the Plan, the provisions of the Plan will govern. In the event of a conflict between this Grant Notice and the Policy, the provisions of the Policy will govern.

6.Acceptance. Director will be deemed to have accepted this Grant Notice and agreed to be bound by the terms and conditions of the Plan, the Policy and this Grant Notice, unless Director informs the Secretary of the Company in writing within 30 days immediately following the Notification Date that Director wishes to reject this award. Failure to notify the Company in writing of Director’s rejection of the Award during this 30-day period will result in Director’s acceptance of this Grant Notice and Director’s agreement to be bound by the terms and conditions of the Plan, the Policy and this Grant Notice.

7.[Tax deferral. Subdivision 83A-C of the Australian Income Tax Assessment Act 1997 (Cth) will apply (subject to the requirements of that Act) to Deferred Stock Units granted pursuant to this Grant Notice.]